           SECOND AMENDED AND RESTATED 1981 BADAK LNG SALES CONTRACT



                                    BETWEEN




                       PERUSAHAAN PERTAMBANGAN MINYAK DAN

                          GAS BUMI NEGARA (PERTAMINA),

                                   as Seller




                                      AND



                         CHUBU ELECTRIC POWER CO., INC.

                      THE KANSAI ELECTRIC POWER CO., INC.

                              OSAKA GAS CO., LTD.

                              TOHO GAS CO., LTD.,

                                   as Buyers

           SECOND AMENDED AND RESTATED 1981 BADAK LNG SALES CONTRACT

The representatives of PERUSAHAAN PERTAMBANGAN MTNYAK DAN GAS BUMI NEGARA (PERTAMINA) ("Seller") and Chubu Electric Power Co., Inc., The Kansai Electric Power Co., Inc., Osaka Gas Co., Ltd. and Toho Gas Co., Ltd. ("Buyers") have agreed to recommend to their respective managements and, in the case of Seller, also to the Government of the Republic of Indonesia, the attached texts of the following documents which they have each initialled today:

        1. Second Amended and Restated 1981 Badak LNG Sales Contract ("Second A/R").

        2.   Schedule A.

        3. Side Letter to Second A/R Re: A. HNS Convention; B. Omnibus Agreement and Waiver Agreement; C. Definition of Business Day in Japan; D. Price Transition; E. Pricing; F. Excess Capacity; and
             G. Side Letter to Badak LNG Sales Contract, attaching a copy of January 1, 1990 Side Letter Re: I Assistance to Buyers; II Conditions of Use; III Transportation Force Majeure; IV Transportation Coordination; and V Section 4.14(b)(i).

        4.   Letter Re: Deliverability of LNG from the Badak Facility.

These documents are subject to the approval of the respective managements of the parties and, in the case of Seller, also to the approval of the Government of the Republic of Indonesia, and shall not have legal effect until so approved and signed.


Dated:  June 22, 1995


For and on behalf of Seller                         For and on behalf of Buyers



/s/  unreadable                                     /s/  unreadable

---------------------------                         ---------------------------

           SECOND AMENDED AND RESTATED 1981 BADAK LNG SALES CONTRACT


                                    CONTENTS

                                                                                                   Page
ARTICLE 1           -     DEFINITIONS                                                                1
ARTICLE 2           -     SALE AND PURCHASE                                                          8
ARTICLE 3           -     SOURCES OF SUPPLY                                                          9
ARTICLE 4           -     LOADING AND TRANSPORTATION                                                11
ARTICLE 5           -     ONSHORE FACILITIES                                                        21
ARTICLE 6           -     DURATION OF CONTRACT                                                      22
ARTICLE 7           -     QUANTITIES                                                                23
ARTICLE 8           -     CONTRACT SALES PRICE                                                      32
ARTICLE 9           -     TRANSFER OF TITLE                                                         34
ARTICLE 10          -     INVOICES AND PAYMENT                                                      35
ARTICLE 11          -     QUALITY                                                                   38
ARTICLE 12          -     SCHEDULING                                                                39
ARTICLE 13          -     MEASUREMENTS AND TESTS                                                    41
ARTICLE 14          -     DUTIES AND TAXES                                                          49
ARTICLE 15          -     FORCE MAJEURE                                                             50
ARTICLE 16          -     ARBITRATION                                                               53
ARTICLE 17          -     APPLICABLE LAW                                                            54
ARTICLE 18          -     BUYERS' COORDINATOR AND REPRESENTATIVE                                    55
ARTICLE 19          -     CONFIDENTIALITY                                                           56
ARTICLE 20          -     NOTICES                                                                   57
ARTICLE 21          -     ASSIGNMENT                                                                59
ARTICLE 22          -     AMENDMENTS                                                                60
ARTICLE 23          -     SEVERALTY                                                                 61
ARTICLE 24          -     DETAILS OF PERFORMANCE                                                    62
ARTICLE 25          -     SCOPE                                                                     63
ARTICLE 26          -     COUNTERPARTS                                                              64
ARTICLE 27          -     EFFECTIVE DATE AND APPLICABILITY                                          65


SCHEDULE A          -     TESTING AND METHODS

                SECOND AMENDED AND RESTATED 1981 BADAK LNG SALES

                                    CONTRACT

This Badak LNG Sales Contract (the "Contract"), dated as of the 14th day of April, 1981, amended and restated as of the 1st day of January, 1990 ("First A/R"), is hereby further amended and restated as of the 3rd day of August, 1995 ("Second A/R") by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("PERTAMINA"), a state enterprise of the Republic of Indonesia ("Seller"), on the one hand, and CHUBU ELECTRIC POWER CO., INC. ("Chubu Electric"), THE KANSAI ELECTRIC POWER CO., INC. ("Kansai Electric"), OSAKA GAS CO., LTD. ("Osaka Gas") and TOHO GAS CO., LTD. ("Toho Gas"), all corporations organized and existing under the laws of Japan (hereinafter referred to individually as "Buyer" and collectively as "Buyers"), on the other hand.



                                 WITNESSETH:

WHEREAS :

1. Seller and Buyers have, from time to time, amended the Contract to incorporate new or revised terms relating to the sale and purchase of LNG; and

2. By Memorandum of Agreement Re: 1981 Badak LNG Sales Contract Extension ("1981 Extension MOA") dated as of October 6, 1994, and subsequent agreements Seller and Buyers agreed to extend the Contract to March 31, 2011 on agreed terms and conditions and to amend and restate the Contract to reflect such extension.

NOW, THEREFORE, Seller and each Buyer hereby agree to the following terms :

                            ARTICLE 1 _ DEFINITIONS

The terms or expressions below will have the following meanings in this
Contract:

1.1      Actual Cubic Foot
         A volume equal to the volume of a cube whose edge is one foot.

1.2      Actual Loading Time
         As defined in Section 4.12(b).

1.3      Affiliate
         As defined in Article 19.

1.4      Allowance
         The quantity of LNG by which a Buyer reduces a Quantity Deficiency in respect of a given calendar year pursuant to the provisions of Section 7.3(d).

1.5      Allowance Restoration Period
         As defined in Section 7.3(d)(iv).

1.6      Allotted Loading Time
         As defined in Section 4.12(a).

1.7      Annual Program
         As defined in Section 12.1(a).

1.8      Arrival Temperature Requirement
         As defined in Section 4.10.

1.9      Badak Facility
         As defined in Section 5.2.

1.10     Base Rate
         The rate of interest announced from time to time by Citibank, N.A., New York ("Citibank") as Citibank's base rate. The base rate may not be the lowest rate charged by Citibank to its borrowers. If there is any doubt as to the Base Rate for any period, a written confirmation signed by an officer of Citibank shall conclusively establish the Base Rate in effect for such period. In the event that Citibank shall for any reason cease quoting a base rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said base rate.

1.11     British Thermal Unit (BTU)
         The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 Degrees F to 60.0 Degrees F at an absolute pressure of 14.696 pounds per square inch.

1.12     Business Day in Japan
         Every day other than Saturdays, Sundays, National Holidays (including compensatory days), and January 2 and 3.

1.13     Buyers' Coordinator
         Japan Indonesia LNG Co., Ltd. or such other entity as may be designated by Buyers pursuant to Article 18.

1.14     Buyer's Facilities
         For the purposes of Section 15.1(a)(v) in respect of any Buyer, the Receiving Facilities of such Buyer and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG which such Buyer is able to receive hereunder.

1.15     Buyers' Representative
         P.T. Jasa Enersi Pratama Nusantara or such other entity as may be designated by Buyers pursuant to Article 18.

1.16     Buyers' Transportation Agreement
         The Transportation Agreement between Buyers and Buyers' Transporter for transporting LNG delivered under this Contract.

1.17     Buyers' Transporter
         The Transporter designated in Buyers' Transportation Agreement.

1.18     Certificate
         As defined in Section 3.2(a).

1.19     Contract Sales Price
         As defined in Section 8.1.

1.20     Cubic Meter (CBM)
         A volume equal to the volume of a cube whose edge is one meter.

1.21     Delivery Point
         The point at the Loading Port at which the flange coupling of Seller's loading line joins the flange coupling of the LNG loading manifold onboard any LNG Tanker.


1.22     Demurrage Event
         As defined in Section 4.13(a).

1.23     ETA
         Estimated time of arrival as defined in Section 4.6 (a).

1.24     Exercising Buyer
         As defined in Section 7.3 (d)(i).

1.25     Fixed Quantity
         As defined in Section 7.1.

1.26     Fixed Quantity Period
         As defined in Section 7.1.

1.27     Force Majeure Deficiency
         As defined in Section 7.6 (a).

1.28     G.P.A.
         Gas Processors Association.

1.29     Gas Supply Area
         The areas in East Kalimantan, Indonesia, covered by production sharing contracts between Seller and Seller's Suppliers, and such other nearby contract areas as Seller may designate from time to time.

1.30     Gross Heating Value
         The quantity of heat expressed in British Thermal Units produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 Degrees Fahrenheit and an absolute pressure of
         14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.31     Liquefied Natural Gas (LNG)
         Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

1.32     LNG Tanker
         An ocean-going vessel, meeting the requirements of Section 4.2, suitable for transporting LNG, which is used by Buyers for transportation of LNG under this Contract.

1.33     Loading Port
         The port located at the Badak Facility.

1.34     Make-Good LNG
         As defined in Section 7.3 (d)(iv).

1.35     Make-Good Obligation
         The obligation of a Buyer as set forth in Section 7.3 (d)(iv) to take and pay for LNG in an amount (measured in BTU's) equal to each Allowance exercised.

1.36     Make-Up LNG
         As defined in Section 7.5.

1.37     Natural Gas
         Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non- combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

1.38     1973 LNG Sales Contract
         The LNG Sales Contract dated as of December 3, 1973, amended and restated as of August 3, 1995, between Seller, on the one hand, and Chubu Electric, Kansai Electric, Kyushu Electric Power Co., Inc., Nippon Steel Corporation, Osaka Gas and Toho Gas, on the other hand.

1.39     Ninety-Day Schedule
         As defined in Section 12.2.

1.40     Notice of Readiness
         As defined in Section 4.9.

1.41     Proved Remaining Recoverable Reserves
         Reserves which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

1.42     Quantity Deficiency
         As defined in Section 7.3(a).

1.43     Receiving Facilities
         As defined in Section 5.1.

1.44     Restoration Quantities
         As defined in Section 7.6(a).

1.45     Round-Up Request
         As defined in Section 7.3 (a)(ii).

1.46     Seller's Facilities
         For the purposes of Section 15.1(a)(iv), Natural Gas reservoirs or (whether heretofore constructed or to be constructed) production facilities in the field, the facilities for transportation of Natural Gas from the field, and the Badak Facility.

1.47     Seller's Gas Supply Obligation
         From time to time on any given date, the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

1.48     Seller's Suppliers
         In respect of portions of the LNG to be sold hereunder:
         (a)     Total Indonesie and Indonesia Petroleum, Ltd.;
         (b) Virginia Indonesia Company, Lasmo Sanga Sanga Limited, OPICOIL Houston, Inc., Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company;
         (c)     Unocal Indonesia Company;
         (d)     Indonesia Petroleum, Ltd.; and

         such other entities that may, from time to time, execute a Supply Agreement with Seller; and any successors and assigns of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable Supply Agreement with Seller.

1.49     Standard Cubic Foot (scf)
         The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of 60.0 Dregrees F and at an absolute pressure of 14.696 pounds per square inch.

1.50     Statement of Cooling Time
         As defined in Section 4.10.

1.51     Supply Agreement
         As defined in Section 3.1.

1.52     Take-or-Pay Quantity
         As defined in Section 7.5.

1.53     Unloading Ports
         The ports at locations in or near Nagoya, Osaka and Himeji, and at such other locations in Japan as may be agreed between Seller and Buyers, where the Receiving Facilities are or will be constructed.

1.54     U.S.CPI
         The United States Consumer Price Index (determined by reference to :
         All Urban Consumers (CPI-U); Unadjusted U.S. City Average; All items; with a base period of 1982-84 = 100) as published by the U.S. Department of Labor, Bureau of Labor Statistics.

                         ARTICLE 2 - SALE AND PURCHASE

Seller agrees to sell and deliver to the Delivery Point, and each Buyer agrees to purchase, receive and pay for, or to pay for if not taken, LNG, in the quantities and at the price and in accordance with the other terms and conditions set forth in this Contract.

                         ARTICLE 3 - SOURCES OF SUPPLY

3.1      Sources of Supply
         The Natural Gas to be processed into LNG and sold hereunder is to be produced from the Gas Supply Area. Seller represents that Seller will maintain throughout the term hereof the right to sell all quantities of LNG to be sold hereunder. In this connection, Seller represents that it has executed or will execute from time to time, as required in order to maintain the right to sell the quantities of LNG to be sold hereunder, agreements with production sharing contractors of Seller under which agreements such production sharing contractors make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder ("Supply Agreement").

         Notwithstanding any reference to Seller's Suppliers in this Contract, Seller is fully responsible for performance of all the obligations of Seller hereunder.

3.2      Reserves of Natural Gas

         (a) Seller has furnished Buyers with statements, each entitled "Certificate" and each dated on or prior to May 31, 1994, of DeGolyer and MacNaughton expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the date of this Contract. Hereafter and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and Natural Gas in subsurface reservoirs, the written statement (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall provide Buyers with copies of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

         (b) If, during the term of this Contract, Seller obtains information from its activities (including the activities of Seller's production sharing contractors) in operating fields in the Gas Supply Area which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller will promptly inform Buyers of such situation and will further inform Buyers of any measures which Seller may be required to take in order to fulfill its obligations under this Contract.

                     ARTICLE 4 - LOADING AND TRANSPORTATION

4.1      Buyers' Obligation to Provide Transportation
         Buyers shall provide, or cause to be provided, the transportation required to transport all quantities of LNG to be sold and delivered hereunder from the Loading Port.

4.2      LNG Tankers
         Buyers will provide, or cause to be provided, for their performance under this Contract, LNG Tankers compatible with the marine facilities of the Badak Facility of up to approximately two-hundred ninety (290) meters in length, up to approximately forty-six (46) meters in width, and up to approximately eleven and one-tenth (11.1) meters draft, which LNG Tankers shall be designed and at all times equipped and manned so as safely to permit the loading of a full cargo in approximately twelve (12) hours of pumping time and to accept cargo at a rate up to approximately eleven thousand (11,000) CBM per hour being the full design pumping rate of Seller's loading pumps (which rate shall be subject to revision after mutual agreement). The provisions of this Contract applicable to LNG Tankers shall apply whether any LNG Tanker is owned and operated by Buyers or otherwise.

4.3      Loading Port Facilities
         (a) Seller will provide a berth, and cause to be provided port facilities, including a channel and turning basin, and cause to be designated a holding anchorage, all capable of receiving an LNG Tanker of the dimensions set forth in Section 4.2, where such LNG Tanker may safely proceed to, lie at and depart from, always afloat at all times of the tide. Seller shall not be obligated to provide facilities for repair of LNG Tankers.

         (b) Seller will provide facilities capable of loading LNG at an approximate rate of ten thousand (10,000) CBM per hour at a normal operating pressure of about forty-two and one-half pounds per square inch gauge (42.5 psig) at the Delivery Point. In any event, pressure at the Delivery Point shall not exceed one hundred twenty pounds per square inch gauge (120 psig).

         (c)     Loading Port facilities shall include:

                 (i) Shore tanks and loading lines for liquid nitrogen, and pipelines and connections for the supply of fresh water; and

                 (ii) Appropriate systems necessary for radio and telex communications with the LNG Tankers.

4.4      Loading Port Obligations

         (a) LNG Tankers shall utilize the Loading Port facilities subject to observance of all relevant port regulations. Any tugs, pilots or escort vessels required (or other support vessels required in connection with the safe berthing of an LNG Tanker) shall be employed at the sole risk and expense of the LNG Tanker. Prior to each loading, Buyers' Transporter shall be responsible for determining the availability of any nitrogen, fuel, water and other utilities required by the LNG Tankers at the Loading Port, which will be provided by Seller on an as available basis for Buyers' Transporter's account.

         (b) Buyers and/or Buyers' Transporter shall be responsible for payment of amounts due for supplies and services requested by masters of LNG Tankers and for normal port charges to the extent such charges are uniformly applied to all LNG vessels receiving exports of LNG from the Loading Port.

4.5      Cargo Loading

         (a) The LNG to be sold and purchased hereunder shall be pumped into LNG Tankers at the expense of Seller through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the parties) provided by the LNG Tanker and, absent agreement of the parties or an unavoidable circumstance, shall be in full cargo lots.

         (b) The loading facilities provided by Seller shall include a boil-off gas return system for receiving boil-off gas from LNG Tankers. There shall be no charge for any natural gas boiled-off from the LNG Tankers while berthed at the Loading Port that is returned to shore. The LNG Tankers shall compress such boil-off gas to the extent required to maintain the gas pressure in the LNG Tanker's cargo tanks and the boil-off gas return line within allowable operating limits during loading, and Seller shall operate the boil-off gas return system in a manner that will permit the gas pressure in the LNG Tanker's cargo tanks to be maintained within the allowable operating limits of such tanks.

4.6 Notifications of Estimated Time of Arrival at Loading Port and Cooling Requirements

         (a) Buyers shall give Seller notice by telex or facsimile of the date and hour on which each LNG Tanker departs from an Unloading Port or drydock/repair port and the estimated time of arrival ("ETA") at the Loading Port. Said notice shall be submitted immediately after the LNG Tanker's departure from the Unloading Port or drydock/repair port. Buyers shall include in such notice to Seller a statement of:

                 (i) The estimated quantity of LNG that will be required to cool the tanks to permit continuous loading of LNG and the estimated time that will be required for such cooling, both of which will be based upon the date the LNG Tanker is expected to commence loading;

                 (ii) Any operational deficiencies in the LNG Tanker that may affect its port performance; and

                 (iii) Requirements for nitrogen, fuel, water and other utilities.

                          Buyers shall arrange for the LNG Tanker's master to notify Seller regarding any change in the ETA of twelve (12) hours or more. If the LNG Tanker's cargo tanks should require cooling or if the cooling or utilities requirements or the condition of the LNG Tanker should change on account of circumstances discovered after transmittal of the notice required by this Section 4.6(a), the master of the LNG Tanker shall give prompt notice thereof to Seller, setting forth the information required by the second preceding sentence, or amending any such information previously given to Seller.

         (b) Seventy-two (72) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex to Seller stating its then ETA. If this ETA should change by more than six (6) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.

         (c) Forty-eight (48) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex to Seller confirming or amending the last ETA notice. If this ETA changes by more than six (6) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.

         (d) Twenty-four (24) hours prior to the LNG Tanker's arrival at the Loading Port, an ETA notice shall be sent by telex and radio to Seller confirming or amending the last ETA notice. If this ETA changes by more than two (2) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.

         (e) A final ETA notice shall be sent by telex and radio five (5) hours prior to the LNG Tanker's arrival at the Loading Port.

4.7      Berthing Assignments
         Seller shall determine the berthing sequence of vessels at the Loading Port in order to best ensure compliance with the overall loading schedule of the Badak Facility (including the Annual Program and Ninety-Day Schedules hereunder), and shall notify the masters of LNG Tankers via the ship's agent of their berthing priority upon receipt of Notice of Readiness.

4.8      Vessels not Ready for Loading

         (a) If an LNG Tanker arrives which is not ready to load for any reason, Seller may or may not allow it to berth. In the case of an LNG Tanker only requiring cooldown to be ready to load, Seller shall not defer berthing by reason thereof if either such cooldown was provided for in the most recent Ninety-Day Schedule or the cooldown time is not expected to exceed six
                 (6) hours. Whenever Buyers notify Seller that an LNG Tanker will require cooldown, Seller shall make provision therefor in the Ninety-Day Schedule as soon as Seller can do so without disrupting the overall loading schedule or operations of the Badak Facility.

         (b) If any LNG Tanker previously believed to be ready for loading or cooling is found to be unready after being berthed, Seller may direct the master to vacate the berth and proceed to anchorage, whether or not other vessels are awaiting a berth, unless it appears reasonably certain that the LNG Tanker at the berth can be readied within four (4) hours and Seller has not concluded that such LNG Tanker is unsafe.

         (c) When the LNG Tanker at anchorage is ready, the master will notify Seller. Seller shall assign a berth to any such LNG Tanker or to any LNG Tanker awaiting cooldown at anchorage as soon as Seller is able to do so without disrupting Seller's loading requirements or operations.

4.9      Notice of Readiness
         As soon as the LNG Tanker is securely moored at the berth or securely anchored awaiting a berth, has received all necessary port clearances and is able to receive LNG for loading or cooling, the master shall give notice of readiness to Seller ("Notice of Readiness"); provided, however, that in the event an LNG Tanker should arrive at the Loading Port prior to the date established in the Ninety-Day Schedule (and any revisions thereof except those made after the LNG Tanker has commenced its voyage to the Loading Port unless made as a result of delays caused by the operations of the LNG Tankers), Notice of Readiness shall be deemed effective at the earlier of (i) 0:00 a.m. local time on the scheduled loading date, or (ii) the time loading commences.

4.10     Tank Temperature for Loading and Statement of Cooling Time
         Buyers shall cause Buyers' Transporter after each discharge of a cargo at an Unloading Port to retain on board each LNG Tanker sufficient LNG, based on normal operations of the LNG Tanker (subject to making adequate provision for any LNG Tanker mechanical problems of which Buyers' Transporter is aware), to maintain, for a period of not less than twenty-four (24) hours after the later of (i) the actual arrival or (ii) the scheduled arrival date (ignoring any revision to such date made after the LNG Tanker has commenced its voyage to the Loading
         Port) of such LNG Tanker at the Loading Port, a temperature in the cargo tanks to permit continuous loading of LNG ("Arrival Temperature Requirement"); provided, however, that the Arrival Temperature Requirement shall not apply upon entry into service or in cases where the LNG Tanker proceeds from an Unloading Port to the Loading Port by way of a port at which either a drydock or significant repairs have been carried out. When an LNG Tanker requires cooling, the master or Buyers' Representative shall so inform Seller at the time of the first notice under Section 4.6(a) and, second, at the time of the Notice of Readiness. After the LNG Tanker has been cooled, the representatives of both Buyers and Seller shall sign a statement of cooling time ("Statement of Cooling Time").

4.11     Quantities for Purging and Cooling of Tanks
         Quantities of LNG required to purge and cool each LNG Tanker to the temperature that will permit continuous loading of LNG shall be delivered by Seller without charge to Buyers upon the initial entry of such LNG Tanker into service and upon its return to service after each annual scheduled maintenance period (except that for a vessel temporarily in service as an LNG Tanker to receive such quantities of LNG without charge to Buyers, such vessel must remain in service for a period of not less than four (4) continuous months). All other LNG required by the LNG Tankers for purging and cooling shall be sold, delivered and invoiced by Seller and paid for by the Buyer (or its designee) scheduled to receive the cargo of LNG next to be loaded at the Contract Sales Price applicable to such cargo, except that where any LNG Tanker having met the Arrival Temperature Requirement needs purging or cooldown due to an event which does not extend Allotted Loading Time under Section 4.12(c), then the LNG required in connection therewith shall be provided without charge. Such price shall be applied to the total liquid quantities delivered for purging and cooling, measured before evaporation of any part thereof occurs. The parties will determine by mutual agreement the rates and pressures for delivery of LNG for purging and cooling and the method for determining quantities used for such operations. Quantities of LNG used to bring the LNG Tankers to a temperature permitting continuous loading of LNG shall not be applied against the quantities required to be sold by Seller and taken, or paid for if not taken, by Buyers under other provisions of this Contract.

4.12     Loading Time

         (a) The allotted loading time for Seller to load each LNG Tanker ("Allotted Loading Time") shall be twenty- four (24) hours, subject to adjustment as provided below.

         (b) The actual loading time for each LNG Tanker ("Actual Loading Time") shall commence (i) six (6) hours after the time when the Notice of Readiness is received or deemed to be effective, as defined in Section 4.9, or (ii) when the LNG Tanker is "all fast alongside" the berth and ready to receive cooldown LNG or cargo, whichever first occurs, and shall end when the loading and return lines of the LNG Tanker are disconnected from Seller's loading and return lines and all cargo papers necessary for departure required to be furnished by Seller are delivered on board in proper form and the LNG Tanker is permitted to proceed to sea.

         (c)     Allotted Loading Time shall be extended to include:

                 (i) The period during which proceeding from the anchorage, berthing, loading or clearing of the LNG Tanker to proceed to sea after completion of loading is delayed, hindered or suspended by a Buyer, Buyers' Transporter, LNG Tanker master, port authority or any third party for reasons of safety, weather or otherwise and over which Seller has no control;

                 (ii) The period of any delays attributable to the operation of an LNG Tanker, including the period of time such LNG Tanker: (1) awaits a berth by reason of the exercise by Seller of its rights under Section 4.8, or (2) receives LNG for purging and cooldown (except when: (A) the LNG Tanker met the Arrival Temperature Requirement and (B) the purging and cooldown is not due to an event which extends Allotted Loading Time under this Section 4.12(c));

                 (iii) Any period during which berthing or loading of an LNG Tanker is delayed, hindered or suspended by reason of force majeure pursuant to Article 15 hereof; and

                 (iv)     Any period of delay caused by occupancy of the berth:

                          (A) By a previous LNG Tanker, provided such occupancy is for reasons attributable to such LNG Tanker;

                          (B) By either a previous LNG Tanker or another vessel on its scheduled loading date (ignoring any change in the schedule of the vessel occupying the berth made after departure of the LNG Tanker from the Unloading Port); or

                          (C) By either a previous LNG Tanker or another vessel that arrived prior to the LNG Tanker when the LNG Tanker arrived after its scheduled loading date (ignoring any change in the LNG Tanker's scheduled loading date after departure of the LNG Tanker from the Unloading Port), except that there shall be no addition to Allotted Loading Time under this clause (C) either: (1) for any period in excess of twenty-four (24) hours or (2) if the LNG Tanker arrived more than twenty-four
                                  (24) hours prior to

                                  0:00 a.m. local time on the scheduled loading date of the vessel occupying the berth (unless loading of such vessel was necessary in order to maintain production of the liquefaction facilities).

4.13     Demurrage

         (a) Subject to paragraph (b) below, if Actual Loading Time exceeds Allotted Loading Time (as extended in accordance with Section 4.12(c)) in loading any LNG Tanker ("Demurrage Event"), Seller shall pay to Buyers demurrage at the daily rate (which shall be prorated for a portion of a day) provided in Buyers' Transportation Agreement, but not to exceed the daily demurrage rate applicable under the 1973 LNG Sales Contract at the time of the Demurrage Event.

         (b) If a Demurrage Event occurs, the Buyer concerned shall take such actions which are prudent and reasonable to prevent any modification of the Ninety-Day Schedule and any other unloading schedule at the Unloading Port to which the LNG Tanker is bound, including appropriate direction of the LNG Tanker. In the event that the Demurrage Event causes the LNG Tanker involved to be delayed in arriving at the Unloading Port so that it is unable to commence unloading on the scheduled unloading date (in effect at the time of the Demurrage Event) or such delay requires the modification of the date of commencement of unloading of any other LNG vessel, any invoice from the Buyer concerned to Seller in accordance with the provisions of Section 10.2 with respect to such Demurrage Event shall remain in effect; otherwise, no payment for the Demurrage Event shall be due and the Buyer concerned shall notify Seller either that it is not invoicing Seller or that it is canceling any invoice already submitted to Seller.

4.14     Effect of Loading Port Delays; Transportation Costs

         (a) If an LNG Tanker is delayed in berthing and/or commencement of loading for a reason which would not result in an extension of Allotted Loading Time under Section 4.12(c), and if, as result of such reason, the commencement of loading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then, for each full hour by which commencement of loading is delayed beyond such thirty- hour period, Seller shall pay Buyer or its designee for boil-off during such delay at the Contract Sales Price applicable to the cargo of LNG next to be loaded. The hourly BTU boil-off rate to be applied for such purpose shall be determined by actual average boil-off experience of the LNG Tankers as determined at appropriate intervals, but shall never exceed that quantity of LNG on board the LNG Tanker at the commencement of the said thirty-hour period. Buyers shall invoice Seller for amounts due under this Section 4.14(a) and Seller shall pay the invoice in accordance with
                 Article 10.

         (b) If there should become due from Buyers to Buyers' Transporter at any time any of the following:

                 (i) Any payment or payments on account of non-utilization of an LNG Tanker resulting from an event or circumstance of force majeure affecting Seller caused by an LNG vessel other than an LNG Tanker, which payment or payments:

                          (A) shall not exceed, on a daily basis, the daily demurrage rate provided in Section 4.13 for the first ninety (90) days;

                          (B) shall be payable for any days in excess of one hundred eighty (180) days of such LNG Tanker non-utilization caused by such Seller force majeure at the rate provided in Buyers' Transportation Agreement; provided that, should Buyers' Transportation Agreement be terminated with respect to the LNG Tankers by reasons of such event of force majeure, the payment shall be equal to the termination payment provided for in Buyers' Transportation Agreement; and provided, further, that the basis for calculating all payments referred to in this clause (B) is reasonable when compared with the obligations of Seller under Seller's transportation arrangements entered into in support of its obligations under the 1973 LNG Sales Contract in the same circumstances; and

                          (C) shall, in no event, exceed the maximum amount then available by way of P. and I. cover in respect of the LNG vessel causing the damage, and if amounts in respect of all damages resulting from the incident which would be recoverable by Seller from such P. and I. cover exceed the maximum amount then available by way of P. and I. cover, then there shall be a proportionate reduction in the amount payable under this clause (i) so that such reduced amount bears the same relationship to the maximum amount then available by way of P. and I. cover as the amount otherwise payable hereunder would bear to the total amount of Seller's damages resulting from the incident which are recoverable from such P. and I. cover; or

                 (ii) Any payment or payments on account of Buyers' failure to provide Buyers' Transporter with the minimum quantities of LNG required under Buyers' Transportation Agreement, if the deficiency is caused by the failure of Seller to satisfy its obligations under this Contract;

                          then, if and to the extent that the amount payable to Buyers' Transporter has not been paid and is not payable to Buyers under Section 4.13, such amount shall be paid to Buyers by Seller. This paragraph
                          (b) shall not require Seller to pay any amount which becomes payable to Buyers' Transporter as the result of an event or circumstance of force majeure affecting Buyers, or as the result of Buyers' breach of their obligations under this Contract. It is understood that no amount will be payable by Seller under this paragraph (b) by reason of non-utilization of an LNG Tanker caused by the fault or negligence of such LNG Tanker or Buyers' Transporter. Any payments under this Section 4.14(b) shall be in such amounts as reflect any credits to Buyers for other revenues earned by the LNG Tanker during the period of force majeure.

                          Buyers shall invoice Seller for payments under this paragraph (b) and Seller shall pay those invoices in accordance with Article 10.

                         ARTICLE 5 - ONSHORE FACILITIES

5.1      Receiving Facilities
         Buyers have heretofore constructed or will construct LNG receiving terminal facilities at the Unloading Ports, including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel services facilities and regasification plants (the "Receiving Facilities").

5.2      Badak Facility
         Seller has heretofore constructed or will construct at Bontang, East Kalimantan, liquefaction plant facilities to be used by Seller, including, without limitation, gas transmission pipelines, processing facilities, storage tanks, utilities, berthing and loading facilities (the "Badak Facility").

                        ARTICLE 6 - DURATION OF CONTRACT

The terms of this Contract shall continue in effect until the expiration of the parties' respective obligations hereunder with respect to the sale and purchase of LNG or the earlier termination of this Contract pursuant to Section 10.5. If Seller and any Buyer or Buyers so agree at least seven (7) years before the time this Contract would otherwise expire, the term of this Contract as to such Buyer or Buyers may be extended on such terms and conditions as may be mutually agreed.

                             ARTICLE 7 - QUANTITIES

7.1      Required Deliveries
         During each calendar year or portion thereof specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell to each Buyer, and each Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, a quantity of LNG having a heating value as specified for such Buyer for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

Calendar         Fixed Quantity                          Fixed Quantities for Each Buyer
 Year            Period                                         (Billions of BTU's)
---------        -------------              ------------------------------------------------------------
                                            Chubu        Kansai         Osaka        Toho        Total
                                            Electric     Electric       Gas          Gas
                                            --------     -------        -------      -----       ------
1983              Aug. 25-Dec. 31           14,685       12,301          4,767        6,366       38,119
1984-1989         Each Full Year            80,156       42,750         21,375       26,719      171,000
1990              Full Year                 82,884       44,205         22,103       27,628      176,820
1991              Full Year                 84,248       44,933         22,466       28,083      179,730
1992              Full Year                 85,612       45,660         22,830       28,538      182,640
1993              Full Year                 86,976       46,388         23,194       28,992      185,550
1994-2010         Each Full Year            88,340       47,115         23,558       29,447      188,460
2011              Jan. 1 - Mar. 31          19,906       10,601          5,300        6,655       42,462

The above Fixed Quantities are subject to adjustment as provided in Section 7.3(a). After giving effect to any such adjustment, the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell, and of each Buyer to purchase, receive and pay for, or pay for if not taken, Fixed Quantities of LNG in any Fixed Quantity Period shall apply to the applicable Fixed Quantities as so adjusted.

7.2       Reallocation of Cargoes; Rate of Deliveries

          (a) Each Buyer, upon appropriate notice to Seller, may reallocate all or part of an LNG Tanker cargo from one Buyer to another Buyer.

                  In case of such reallocation, the ownership of such cargo or part thereof shall be transferred directly from Seller to the new Buyer in place of the original Buyer, but the respective Fixed Quantities of the Buyers concerned shall not be changed and the cargo in question shall be deemed to be received by the original Buyer in connection with its take or pay obligations under Section 7.3(a).

                  Each such reallocation shall be documented in a form to be established by Seller and Buyers, executed by the original Buyer and the Buyer which will actually receive the cargo, which document will provide that the receiving Buyer will assume and be responsible to Seller for performance of the obligations of the original Buyer in respect of such cargo, and that such cargo is deemed to be taken by the original Buyer in connection with its take or pay obligations under
                  Section 7.3(a).

                  Buyers will exercise the right to reallocate cargoes in a manner that will not materially disrupt the shipping schedules at the Badak Facility.

          (b) Within each Fixed Quantity Period, the quantities to be delivered by Seller and received by Buyers at the Badak Facility shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period, after taking into account all commitments of the Badak Facility and taking into consideration the downtime, shipping and other matters referred to in Article 12, so as to assure, as nearly as practicable, an even production rate at the Badak Facility and an even rate of deliveries at the Delivery Point.

7.3       Buyer's Obligation to Take or Pay

          (a) If, during any Fixed Quantity Period, any Buyer should fail to take the full Fixed Quantity applicable thereto, such Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken by such Buyer during such Fixed Quantity Period (any such quantity deficiency being called a "Quantity Deficiency"), subject, however, to paragraphs (b), (c) and
                  (d) below and the following:

                  (i) If, after taking into account all adjustments provided for in this Section 7.3 including any Allowance that has been exercised, the Quantity Deficiency of a Buyer at the end of any Fixed Quantity Period amounts to less than 2.9 trillion BTU's, the amount of such Quantity Deficiency shall be carried forward and added to the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period; provided that, notwithstanding the foregoing, if the total Quantity Deficiency of those Buyers whose Quantity Deficiency is less than 2.9 trillion BTU's shall exceed 5.8 trillion BTU's, the amount of carry-forward for such Buyers shall be determined as follows:

                           (A) Any Buyer who has a Round-Up Request denied shall carry forward its Quantity Deficiency;

                           (B) Any Buyer, other than a Buyer to whom (A) next above applies, shall carry forward the amount of such Quantity Deficiency up to
                                   1.45 trillion BTU's; and

                           (C) Any Buyer whose Quantity Deficiency has not been fully carried forward under (A) or (B) next above shall in addition carry-forward its share of the amount equal to 5.8 trillion BTU's minus the total carry-forward amount allowed under (B) above, allocated among all such Buyers in proportion to the amount by which each of their respective Quantity Deficiencies exceeds 1.45 trillion BTU's (calculated to the nearest million BTU's).

                           The amount carried forward pursuant to this clause
                           (i) shall be deducted from the Quantity Deficiency of such Buyer and each Buyer to whom this clause (i) applies shall be subject to take or pay pursuant to this Section 7.3 only if and to the extent any Quantity Deficiency remains after such deduction.

                  (ii) If, at the time each Annual Program is developed, the Quantity Deficiency of a Buyer for the applicable year is estimated to amount to less than a full cargo, such Buyer shall have the right to request an increase in the quantities which such Buyer wishes to take in such year in an amount sufficient to fill out such cargo (such right being herein referred to as a "Round- Up Request"). Any such Round-Up Request shall not, however, increase the Fixed Quantity of such Buyer. If Buyer does not make a Round-Up Request, or if Seller elects not to honor such Round-Up Request, the non-delivery of the partial cargo of Fixed Quantity shall not constitute a failure of Seller to make LNG available for sale for the purpose of paragraph (b) below.

                  (iii) At the time the Annual Program is being prepared for 1994 or any subsequent year, the Fixed Quantities shall be adjusted at the request of Buyers to effect the acceleration by one year of up to 2,910 billion

                           BTU's if necessary to ensure that, taking into account scheduled drydockings, Buyers have adequate shipping capacity to transport the Fixed Quantities during the year following that for which the Annual Program is being prepared. Such acceleration shall be effected by an appropriate increase to the Fixed Quantity of a single Buyer or appropriate increases to the Fixed Quantities of all or a number of Buyers, as specified in such Buyers' request. Corresponding decreases shall be made to the Fixed Quantity or Fixed Quantities of the same Buyer(s) for the Fixed Quantity Period following the Fixed Quantity Period during which such acceleration occurs.

                  (iv) If, at the end of any Fixed Quantity Period, a Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity of such Buyer for such Fixed Quantity Period other than Make-Up LNG, Make-Good LNG or Restoration Quantities, the excess shall be applicable to reduce the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.

          (b) The obligation (set forth in paragraph (a) above) of each Buyer with regard to any Fixed Quantity Period to pay for Fixed Quantities not taken shall be reduced by the quantity of LNG which such Buyer was unable to purchase because of an event of force majeure as defined in Article 15 affecting either Seller or such Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.

          (c) In calculating the quantity of LNG delivered by Seller and purchased by a Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first seven (7) days of the next following Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.

          (d) The obligation of a Buyer pursuant to paragraph (a) above to pay for quantities not taken may be reduced by the exercise of an Allowance as follows:

                  (i) Each Allowance must be exercised by notice in writing given to Seller by Buyers' Coordinator, which will act as agent for Buyers in connection with the exercise of all Allowances. A notice of the exercise of an Allowance given by Buyers' Coordinator shall be deemed to have both the authority of the Buyer on whose behalf it is expressed to be given (the "Exercising Buyer") and the consent of all other Buyers. No purported direct exercise of an Allowance by a Buyer shall be valid. A notice of exercise of an Allowance must be received by Seller on or before January 12 of the year following the Fixed Quantity Period in respect of which such Allowance is exercised.

                  (ii) Each notice of exercise of an Allowance shall specify the Exercising Buyer and the quantity of LNG by which such Buyer's obligation to take and/or pay during the relevant Fixed Quantity Period is to be reduced.

                  (iii) No Allowance can be exercised which would result in the aggregate Allowances then outstanding for all Buyers during any Fixed Quantity Period after 1994 being in excess of 9,423 billion BTU's. Subject to the provisions of subparagraph (viii) below, an Allowance (or portion thereof) is outstanding until either the Make-Good Obligation pursuant to subparagraph (iv) below is satisfied or payment in respect thereof is made pursuant to subparagraph
                           (vi) below.

                  (iv) Each Allowance shall be made good in full (even if it amounts to a fractional portion of a full cargo lot) by the purchase of an equal quantity of LNG in excess of Fixed Quantities ("Make-Good LNG") within a period commencing January 1 of the year following the Fixed Quantity Period in relation to which such Allowance was exercised and ending with the earlier of the expiration of five (5) calendar years or June 30, 2011 ("Allowance Restoration Period"). No Buyer may satisfy a Make-Good Obligation or any part thereof during a Fixed Quantity Period until it shall first have taken its Fixed Quantity for such Fixed Quantity Period. If a Buyer has more than one Allowance outstanding, the Make-Good Obligations in respect thereof shall be satisfied in the same chronological order in which such Allowances were exercised. One or more Buyers may satisfy the Make-Good Obligation with respect to an Allowance exercised by another Buyer.

                  (v) Every request for Make-Good LNG shall be made by Buyers' Coordinator on behalf of a named Buyer in accordance with Section 12.1 and shall specify the Allowance to which it relates. Each such request shall be deemed to have the authority of the named Buyer and, if the named Buyer is not the Exercising Buyer, of the Exercising Buyer.

                  (vi) If, at the expiration of the Allowance Restoration Period, a Make-Good Obligation has not been satisfied in full, the Exercising Buyer (whether or not a Buyer other than the Exercising Buyer was named in any relevant request for Make-Good LNG) shall pay for any unsatisfied portion of the Make-Good Obligation at the Contract Sales Price in effect as of the last day of such Allowance Restoration Period. The Buyer shall have the right to request Make-Up LNG pursuant to Section 7.5 with respect to any such payment.

                  (vii) Seller shall not be obligated to reserve any LNG production or shipping capacity for the purposes of permitting Buyers to satisfy Make-Good Obligations.

                  (viii) In the event that Buyers' Coordinator requests quantities of LNG to satisfy a Make-Good Obligation on behalf of a Buyer or Buyers which Seller is unable to make available for any reason, including force majeure, the following provisions shall apply:

                           (A) The Exercising Buyer shall be relieved from the obligation pursuant to subparagraph (vi) above to pay for such requested quantities as of the expiration of the Allowance Restoration Period relating thereto, except in the case where subparagraph (viii)(C) below requires such payment;

                           (B) Such requested quantities shall be deemed not outstanding for the purposes of subparagraph (iii) above until Seller shall (whether during or after the Allowance Restoration Period) have offered the same to such Buyer but shall then be outstanding if such Buyer does not accept such offer; any change in the quantity outstanding due to a failure to accept such an offer shall not result in an acceleration of any then outstanding Make-Good Obligation; and

                           (C) Such requested quantities shall be scheduled for delivery at any time prior to June 30, 2011 as mutually agreed by Seller and the Buyer having the Make-Good Obligation. If such requested quantities have not been scheduled as of the end of the last Fixed Quantity Period and should Seller be unable to deliver such requested quantities during the three (3) months following the last Fixed Quantity Period, Buyer shall have no further obligation in respect thereof. If Seller gives Buyer reasonable notice that such requested quantities are available during such three-month period but Buyer does not take such quantities, Buyer shall then make the payment required under subparagraph (vi) above.

                  (e) A reduction shall be made to any Quantity Deficiency equal to the amount by which such Quantity Deficiency resulted from a partial loading of an LNG Tanker during the relevant Fixed Quantity Period due to reasons attributable to Seller.

7.4       Allocation of Deliveries between Buyers and Other Purchasers

          (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of an event or circumstance of force majeure as defined in Article 15 affecting Seller's ability to produce or load LNG from the Badak Facility, an allocation of quantities then available for sale at the Badak Facility will be made between Buyers and other purchasers of LNG from the Badak Facility. At such times the total quantities available for sale from the Badak Facility shall be allocated among the purchasers therefrom (including the Buyers) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Buyers, be the Fixed Quantities to be purchased hereunder during the period of such force majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from the Badak Facility during the period of such force majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG over a term of at least fifteen (15) years.

          (b) If such an event of force majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG, Make-Good LNG and Restoration Quantities scheduled for delivery from the Badak Facility to Buyers and equivalent quantities scheduled for delivery from the Badak Facility to other purchasers under LNG sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyers and such other purchasers in proportion to the respective quantities so scheduled.

7.5       Take-or-Pay Make-Up
          If, pursuant to Section 7.3(a) or Section 7.3(d)(vi), a Buyer shall have paid for any quantity of LNG which was not taken by such Buyer ("Take-or-Pay Quantity"), then, in any subsequent year, the said Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") (to the extent not previously made up). A Buyer may request Make-Up LNG by giving written notice to Seller as provided in Section 12.1. If, during any year for which Make-Up LNG has been requested, (i) Seller has uncommitted quantities of LNG available for such purposes and (ii) such Buyer shall have first taken and paid for its Fixed Quantity for such year, then Seller shall sell to such Buyer the quantity of Make-Up LNG requested. A Buyer's right to purchase Make-Up LNG under this Section 7.5 shall expire on March 31, 2012 unless such Buyer shall have requested Make-Up LNG during the preceding twelve (12) months and Seller shall have had insufficient uncommitted LNG to meet such request. In such circumstances, the parties shall consult to agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity not made up by March 31, 2012. Each Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of all or that part of the Take-or-Pay Quantity being made up by such sale. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.

7.6       Force Majeure Deficiency

          (a) If, during any Fixed Quantity Period or Fixed Quantity Periods, all or any portion of the Fixed Quantity of LNG required to be taken by any Buyer therein is not delivered by Seller or taken by such Buyer by reason of force majeure as defined in Article 15 (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), Seller and the Buyer or Buyers concerned shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and the Buyer or Buyers purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. The restoration quantities so agreed ("Restoration Quantities") will be scheduled for delivery pursuant to
                  Article 12 at the mutual convenience of the parties. Such

                  Restoration Quantities shall be subordinate to Make-Good LNG requested pursuant to Section 7.3(d) and Make-Up LNG requested pursuant to Section 7.5. Each Buyer shall pay for Restoration Quantities at the Contract Sales Price in effect as of the date of delivery.

          (b) If an event of force majeure relieves or delays the performance by any Buyer of its obligations under this Contract and causes a reduction in deliveries of LNG and Seller sells to third parties quantities of LNG which Buyers are unable to purchase, then the Force Majeure Deficiency shall be reduced by the amount, if any, that the Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

7.7 Allocation of Make-Good LNG, Make-Up LNG and Restoration Quantities Whenever Make-Good LNG is requested under Section 7.3(d), Make-Up LNG is requested under Section 7.5 and/or Restoration Quantities are requested under Section 7.6(a) by a Buyer or Buyers, and quantities are requested for similar purposes by other purchasers from the Badak Facility, and uncommitted quantities of LNG are not available from the Badak Facility to meet all such requests, then the quantities of LNG which are available from the Badak Facility for such purposes shall be allocated, as between such Buyer or Buyers on the one hand and such other purchasers on the other hand, based on the proportion of the contract quantities of each requesting purchaser to the total of the contract quantities of all of the requesting purchasers.


7.8       Order of Priority of Make-Good LNG and Make-Up LNG
          Make-Good LNG requested under Section 7.3(d) and Make-Up LNG requested under Section 7.5 shall be delivered in the priority specified by Buyers' Coordinator.

                        ARTICLE 8 - CONTRACT SALES PRICE

8.1       Contract Sales Price
          The contract sales price applicable to the quantities of LNG to be sold and delivered at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by a Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (U.S.$/MMBTU), ("Contract Sales Price") and shall be determined in accordance with the following provisions of this Article 8.

          The Contract Sales Price is subject to adjustment from time to time according to the following provisions of this Article 8 and as adjusted and in effect at any time shall be the Contract Sales Price. The Contract Sales Price to be applied to the BTU's comprising each cargo shall be that Contract Sales Price in effect as of the date of completion of loading of such cargo.

8.2       Contract Sales Price and Adjustments Thereto
          (a) The Contract Sales Price ("CSP"), as adjusted from time to time, shall be calculated according to the following formula:

                                9            A         1        U.S.CPIn
                  CSP = 0.982 [--- (Po x ----------)+ --- (Po x --------) + C]
                               10        U.S.$18.00   10        U.S.CPIo
          where:
                  CSP              =        the Contract Sales Price (expressed
                                            in U.S.$/MMBTU);

                  Po               =        U.S.$ 3.06/MMBTU;

                  A                =        the arithmetic average of the
                                            realized export prices per barrel
                                            in U.S.  Dollars, f.o.b. Indonesia,
                                            of all field classifications of
                                            Indonesian crude oils then being
                                            sold and exported by PERTAMINA,
                                            except premiums and except such
                                            prices for spot sales;

                  Po               =        U.S.$ 3.24/MMBTU;

                  U.S.CPIn         =        in respect of the applicable
                                            calendar year, the average of the
                                            monthly values of U.S.CPI for the
                                            twelve-month period commencing with
                                            the month of November, fourteen
                                            (14) months prior to the beginning
                                            of the applicable calendar year,
                                            and ending with the month of

                                            October, three (3) months prior to
                                            the commencement of the applicable
                                            calendar year;

                  U.S.CPIo         =        143.8, being the arithmetic average
                                            of the monthly values of U.S.CPI
                                            for the twelve-month period,
                                            November 1992 through October 1993;
                                            and

                  C                =        U.S.$ 0.012/MMBTU.

          (b) An adjustment of the Contract Sales Price to reflect any change in U.S.CPI shall be made on and shall be effective as of January 1 of each calendar year, and further adjustments of the Contract Sales Price shall be made as of each effective date on which:

                  (i) the realized export prices of more than one of the field classifications of Indonesian crude oils sold by PERTAMINA shall have changed from the respective prices therefor included in the last preceding determination of "A" made pursuant to Section 8.2
                           (a); or

                  (ii) two or more field classifications of such crude oils shall have been added to or deleted from the crude oils being sold by PERTAMINA since the date of the last preceding determination of "A" made pursuant to
                           Section 8.2(a).

                  Procedures for verifying changes in the realized export prices of all Indonesian crude oils and for determining the effective date of any adjustment of the Contract Sales Price shall be separately agreed upon by Seller and Buyers.

          (c) Seller and Buyers shall agree separate procedures for handling corrections, revisions or changes in the calculation of U.S.CPI. It is agreed that if at any time the U.S. Department of Labor, Bureau of Labor Statistics discontinues publishing a report on U.S.CPI values, then Seller and Buyers shall agree upon an index method that reflects inflation in the United States of America's consumer prices to replace the discontinued U.S.CPI report.

                         ARTICLE 9 - TRANSFER OF TITLE


Delivery shall be deemed completed and title and risk of loss shall pass from Seller to the purchasing Buyer as the LNG reaches the Delivery Point.

                       ARTICLE 10 - INVOICES AND PAYMENT

10.1      Invoice and Cargo Documents
          Promptly after completion of loading of each LNG Tanker, Seller, or its representative, shall furnish to the receiving Buyer, or Buyers' Representative, a certificate of quantity loaded together with such other documents concerning the cargo as may be reasonably requested by Buyers for the purpose of Japanese customs clearance. Seller shall further, within forty-eight (48) hours of completing the loading, cause a laboratory analysis to be completed to determine the quality of the LNG and shall promptly furnish Buyer, or Buyers' Representative, a certificate with respect thereto together with details of the calculation of the number of BTU's sold. Promptly upon completion of such analysis and calculation, Seller, or its representative, shall furnish by telex or telegram to the receiving Buyer an invoice, stated in U.S. Dollars in the amount of the Contract Sales Price for the number of BTU's sold together with component MOL fractions, temperature, pressure and volume delivered. At the same time, Seller shall send Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

10.2      Other Invoices
          In the event that any monies are due from one party to the other hereunder, including, without limitation, amounts payable pursuant to
          Section 7.3 on account of Fixed Quantities of LNG required to be purchased but which were not taken by a Buyer, then the party to whom such monies are due shall furnish or cause to be furnished an invoice therefor and relevant documents showing the basis for the calculation thereof. The procedure set forth in Section 10.1 for sending a copy of such invoice by telex or telegram may be followed.

10.3      Invoice Due Dates, etc.
          Each invoice to a Buyer referred to in Section 10.1 above shall become due and payable by such Buyer on the eighth (8th) Business Day in Japan after the date on which the telex/telegraphic copy of such invoice has been received by such Buyer in Japan.

          Each other invoice to a Buyer hereunder shall become due and payable by such Buyer within twenty (20) calendar days after the date of Buyer's receipt of such invoice in Japan.

          Each invoice delivered to Seller shall become due and payable on the fourteenth (14th) calendar day after Seller's receipt thereof.

          If any invoice due date is not a Business Day in Japan, such invoice shall become due and payable on the next day which is a Business Day in Japan.

          In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest from the due date until paid, at an interest rate, compounded annually, two percent (2%) greater than the Base Rate in effect from time to time during the period of delinquency. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the Base Rate as of the dates of such changes in the Base Rate.

10.4      Payment
          Each Buyer shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by such Buyer pursuant to any invoice issued hereunder to a bank account or accounts in the United States to be designated by Seller. Seller shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by Seller pursuant to any invoices issued hereunder to a bank account in Japan designated by Buyers. The paying party shall not be responsible for a designated bank's disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.

          Transfer of funds to the bank in the United States, effected from Japan before the close of business in Japan on or before the due date of any invoice, shall be deemed timely payment notwithstanding that such U.S. bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Japan and the United States or for one or more days which are not banking days in the United States.

10.5      Seller's Rights Upon Buyer's Failure to Make Payment
          If payment of any invoice for quantities of LNG sold hereunder or for Fixed Quantities of LNG not taken and for which a Buyer is obligated to pay pursuant to this Contract is not made within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days' written notice to such Buyer, to suspend subsequent sales to such Buyer until the amount of such invoice and interest thereon has been paid, and such Buyer shall not be entitled to any make-up rights in respect of such suspended sales. If any such invoice is not paid within one hundred twenty (120) days after the due date thereof, then, subject to the further provisions of this
          Section 10.5, Seller shall have the right, at Seller's election, upon not less than eighty

          (80) days' notice to Buyer or Buyers, as the case may be, to exercise either of the following options:

          (i) Seller may terminate this Contract in respect of the defaulting Buyer only, in which event this Contract shall continue in effect between Seller and the other Buyers just as though the defaulting Buyer had never been a party and the quantities of LNG thereafter to be purchased and received by such defaulting Buyer had never been included in this Contract; or

          (ii) Seller may terminate this Contract in its entirety as to Buyers unless, prior to such termination, arrangements shall have been made which are satisfactory to Seller for the payment of all amounts owed Seller by the defaulting Buyer and for the assumption of the LNG quantity and other obligations of the defaulting Buyer under this Contract by one or more Buyer(s) not defaulting.

          Termination by Seller under clause (i) or (ii) above shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination or by reason of such default by a Buyer or Buyers.

10.6      Disputed Invoices
          In the event of disagreement concerning any invoice, the invoiced party shall make provisional payment of the total amount thereof and shall immediately notify the other party of the reasons for such disagreement, except that, in the case of obvious error in computation, the correct amount shall be paid disregarding such error. Invoices may be contested or modified only if, within a period of ninety (90) days after receipt thereof, Buyer or Seller serves notice on the other questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, plus interest at the rate provided in Section 10.3 from the date payment was due to the date of payment.

                              ARTICLE 11 - QUALITY

11.1      Gross Heating Value
          The LNG when delivered by Seller to Buyers shall have, in a gaseous state, a Gross Heating Value of not less than 1065 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot. The expected range will be between 1105 and 1160 BTU per Standard Cubic Foot.

11.2      Components
          The LNG delivered by Seller to Buyers shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 MOL%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

          A.      Nitrogen (N2), 1.0 MOL%.
          B.      Butanes (C4) and heavier, 2.00 MOL%.
          C.      Pentanes (C5) and heavier, 0.10 MOL%.
          D. Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet (0.25 grains/100 scf).
          E. Total sulfur content, 1.3 grains per 100 Standard Cubic Feet (1.3 grains/100 scf).

          Although the LNG which Seller delivers to Buyers is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at the Badak Facility, Seller would expect such concentrations to be materially less.

          Should any question regarding quality of the LNG arise, Buyers and Seller shall consult and cooperate concerning such questions.

                            ARTICLE 12 - SCHEDULING

12.1      Annual Program

          (a) Not later than ninety (90) days prior to the beginning of each calendar year commencing with the year in which the first Fixed Quantity Period occurs, Seller shall give written notice to Buyers of the anticipated quantities of LNG to be available for sale hereunder from the Badak Facility for each calendar quarter of the next calendar year, specifying any scheduled downtime of the Badak Facility. On or before October 15 of each year in which such notice is given, each Buyer shall advise Seller in writing of: (i) the quantities such Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG requested pursuant to Section 7.5 and any Restoration Quantities in excess of Fixed Quantities requested pursuant to Section 7.6(a), and (ii) any planned downtime for Receiving Facilities, Buyers' shipping capacity and scheduled drydocking for LNG Tankers. In addition, by October 15 of each year, Buyers' Coordinator shall request any Make-Good LNG pursuant to Section 7.3 (d).

                  Seller and Buyers shall thereupon consult together with a view to reaching agreement by December 1 of the same year and Seller shall issue a programming schedule, including provisional loading dates, for quantities sold hereunder to be loaded in full cargo lots at the Badak Facility during each calendar month during the following year (the "Annual Program"), and in so doing Seller and Buyers shall take into consideration the contents of the above notices. The Annual Program shall take into account Seller's commitments to other purchasers of LNG from the Badak Facility. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the parties in planning their respective operations during the periods involved. The content of the Annual Program and Ninety-Day Schedules shall not reduce the entitlement of any party during any Fixed Quantity Period to sell and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold and paid for during such Fixed Quantity Period. Seller and Buyers will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

          (b)     An Annual Program shall be amended to reflect a request for:

                  (i)      Make-Good LNG relating to an Allowance exercised in
                           respect of the immediately preceding year;
                  (ii)     Make-Up LNG relating to a Take-or-Pay Quantity paid
                           for in respect of the immediately preceding year; or
                  (iii) Restoration Quantities relating to a Force Majeure Deficiency arising in respect of the immediately preceding year;

                  provided that the requested LNG is available and such request is received by Seller not later than January 15 of the year to which such Annual Program relates.

12.2      Ninety-Day Schedules
          Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with each Buyer, deliver to each Buyer a three-month forward plan of loadings (the "Ninety-Day Schedule"), which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable and sets forth the projected dates of loadings for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the loadings forecast in the Annual Program. Both parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyers, Seller shall revise the Ninety- Day Schedule when appropriate to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyers for adjustments.

                      ARTICLE 13 - MEASUREMENTS AND TESTS

13.1      Parties to Supply Devices
          Buyers shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices, density, pressure and temperature measuring devices, and any other measurement or testing devices for the LNG tanks of the LNG Tankers, which are incorporated in the structure of LNG Tankers or customarily maintained on shipboard.

          Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Badak Facility.

13.2      Selection of Devices
          All devices provided for in this Article 13 shall be chosen by mutual agreement of the parties and shall be such that at the time of selection are the most accurate and reliable devices in their practical application. The required degree of accuracy of such devices selected shall be mutually agreed upon and verified by Buyers and Seller in advance of their use, and at the request of either Buyer or Seller such degree of accuracy shall be verified by an independent surveyor mutually agreed upon by such Buyer and Seller.

13.3      Units of Measurement and Calibration
          The parties will cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in American units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in Section 13.11. Measurement devices shall be calibrated as follows:

          Measurement      American Units           Metric Units
          Volume           Cubic feet               Cubic Meters
          Temperature      Degress Fahrenheit       Degrees Centrigade
          Pressure         Pounds per square        Kilograms per square
                           inch or inches of        centimeter or
                           mercury                  milimeters of mercury
          Length           Feet                     Meters
          Weight           Pounds                   Kilograms
          Density          Pounds per cubic feet    Kilograms per Cubic
                                                    Meters


13.4      Tank Gauge Tables of LNG Tankers
          Buyers shall provide Seller, or cause Seller to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the parties. Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. Seller and Buyers shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), any Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for inspection and/or repairs. Upon recalibration of the LNG tanks of the LNG Tankers, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration of tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

13.5      Gauging and Measuring LNG Volumes Delivered
          Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading.

          Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature, vapor pressure and liquid density in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or be caused to be performed, by the Buyer purchasing the LNG, before and after loading.

          The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.

          Copies of gauging and measurement records shall be furnished to Seller.

          A.      Gauging the Liquid Level of LNG
                  The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

          B.      Determination of Temperature
                  The temperature of the LNG and of the vapor space in each cargo tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be logged or printed.

          C.      Determination of Pressure
                  The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers.

          D.      Determination of Density
                  Density of the LNG shall be computed by Seller or, if mutually agreed, measured. Initially, the density of the LNG will be computed by the method described in Schedule A. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyers and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be logged or printed.

13.6      Samples for Quality Analysis
          Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by Seller during the time of loading. The three (3) samples shall be taken from an appropriate point on Seller's loading line as close as possible to the loading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by Buyers and Seller.

          In addition periodic samples shall be obtained during loading. Should Seller determine that it is necessary to utilize periodic samples, the composition of the LNG delivered to each LNG Tanker shall be the arithmetic average of the results obtained by analysis of such samples. The method and devices for sampling and the quantity of the samples to be withdrawn shall be determined by agreement between Buyers and Seller to provide for taking representative and adequate samples of the LNG delivered.

          The samples obtained shall be distributed as follows:

                  First sample     -        for use of Seller.

                  Second sample    -        for use of Buyer receiving the LNG
                                            shipment.

                  Third sample     -        for retention by Seller for the
                                            agreed period, not to exceed
                                            twenty-five (25) days, during which
                                            period any dispute as to the
                                            accuracy of any analysis shall be
                                            raised, in which case the sample
                                            shall be further retained until
                                            such Buyer and Seller agree to
                                            retain it no longer.


13.7      Quality Analysis
          The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with "G.P.A. Standard 2261, Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of 1990 or as otherwise mutually agreed upon. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of Buyers and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyers of the time Seller intends to conduct a calibration thereof, and Buyers shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyers to be present.

          The sample shall be analyzed, or be caused to be analyzed, by Seller to determine the concentrations of hydrogen sulfide (H2S) and total sulfur content referred to in Section 11.2 using the methods described in Schedule A.

13.8      Operating Procedures
          Prior to conducting operations for measurement, gauging and analysis provided in Sections 13.5, 13.6 and 13.7, the party responsible for such operations shall notify the appropriate representatives of the other party, allowing such representatives reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed. At the request of either party, any measurement, gauging and analysis provided for in Sections 13.5,
          13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by the Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurement and the computation results shall be preserved and available to both parties for a period of not less than three (3) years after such measurement and computation.

13.9      BTU Quantities Sold
          The quantity of BTU's sold shall be calculated by Seller following the procedures described in this Section 13.9 and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyers.

          A.      Determination of Gross Heating Value
                  The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A, on the basis of the molecular composition determined pursuant to Section 13.7 and of the molecular weights and heating values described in "G.P.A. Publication 2145" published by G.P.A., current at the time of computation.

                  If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyers, be substituted therefor, but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of BTU's sold.

B.        Determination of Volume of LNG Loaded
          The LNG volume in the tanks of the LNG Tanker before and after loading shall be determined by gauging as provided in Section 13.5 on the basis of the tank gauge tables provided for in Section 13.4. The volume of LNG remaining in the tanks of the LNG Tanker before loading shall then be subtracted from the volume after loading and the resulting volume shall be taken as the volume of the LNG delivered to the LNG Tanker.

          If failure of gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Seller's onshore LNG storage tanks immediately before and after loading the LNG Tanker, and such volume shall be reduced by subtracting an estimated LNG volume, agreed upon by the parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyers, or cause the Buyers to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

C.        Determination of BTU Quantities Sold
          The quantities of BTU's sold shall be computed by Seller by means of the following formula:

                  Q = V x D x P

          where:  Q        represents the quantity of the LNG sold in BTU's.
                  V        represents the volume of the LNG loaded, stated in
                           Cubic Meters, determined as provided in Section 13.9
                           B.
                  D        represents the density of the LNG loaded, stated in
                           kilograms per Cubic Meter, determined as provided in
                           Section 13.5 D.
                  P        represents the Gross Heating Value of the LNG
                           loaded, stated in BTU's per kilogram.

          Physical constants, calculation procedures and examples of BTU determination are provided in Schedule A.

13.10 Verification of Accuracy and Correction for Error Accuracy of devices used shall be tested and verified at the request of either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyers. At the request of any party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyers and Seller. Permissible tolerances shall be defined in Schedule A. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. In the event that the period of error is neither known nor agreed upon, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10 shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.6.

13.11     Disputes
          In the event of any dispute concerning the subject matter of this
          Article 13, including, but not limited to, disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of measurement, sampling, analysis, computation or method of calculation, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties or, if such authority cannot be agreed upon within thirty (30) days of request by either party, such dispute shall be decided by arbitration pursuant to
          Article 16. All decisions of an authority acting under this Section
          13.11 shall be binding on the parties. Expenses incurred in connection with the services of such authority shall be shared equally by the parties.

13.12     Costs and Expenses of Test and Verification
          All costs and expenses for testing and verifying Seller's measurement devices as provided for in this Article 13 shall be borne by Seller, and all costs and expenses for testing and verifying Buyers' measurement devices shall be borne by Buyers. The fees and charges of independent surveyors for measurements and calculations as provided for in Sections 13.8 and 13.9 shall be borne equally by Seller and Buyer. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by Seller and Buyers.

                         ARTICLE 14 - DUTIES AND TAXES

Seller shall pay (or reimburse Buyers for any such payments made by them) all taxes, royalties, duties or other imposts levied or imposed by the Indonesian Government, any subdivision thereof or any other governmental authority in Indonesia on the sale or export of LNG.

                           ARTICLE 15 - FORCE MAJEURE

15.1      Events of Force Majeure
          Neither Seller nor any Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following:

          (a)     Other than LNG Tankers

                  (i) Fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic;

                  (ii) War, riot, civil war, blockade, insurrection, act of public enemies or civil disturbance;

                  (iii)    Strike, lockout or other industrial disturbance;

                  (iv) Serious accidental damage to or serious failure of Seller's Facilities, unless such damage or failure is the result of gross negligence on the part of Seller's management;

                  (v) Serious accidental damage to or serious failure of a Buyer's Facilities, unless such damage or failure is the result of gross negligence on the part of such Buyer's management;

                  (vi) The Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area expressed in the then most recent Certificate referred to in Section 3.2(a) which can be economically produced have been fully depleted; or

                  (vii) Act of government that directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in
                           Section 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract.

          (b)     As to LNG Tankers

                  (i) The removal of an LNG Tanker from service due to loss, serious accidental damage or other serious failure, or other unavailability of an LNG Tanker, unless such loss, damage, failure or unavailability is the result of gross negligence on the part of Buyers;

                  (ii) Fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado or epidemic;

                  (iii) War, riot, civil war, blockade, insurrection, act of public enemies or civil disturbance;

                  (iv) Strike, lockout or other industrial disturbance occurring aboard an LNG Tanker or at a port or other facility at which such an LNG Tanker calls; or

                  (v)      Act of government.

15.2      Notice; Resumption of Normal Performance

          (a) Immediately upon the occurrence of an event of force majeure that gives a party warning that the event may delay or prevent the performance by Seller or any Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other parties describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating:

                  (i) The estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

                  (ii) The particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

          (b) In order to ensure resumption of normal performance of this Contract within the shortest practicable time, the party affected by an event of force majeure shall take all measures to this end which are reasonable in the circumstances, taking into account the consequences resulting from such event of force majeure. Prior to resumption of normal performance, the parties shall continue to perform their obligations under this Contract to the extent not prevented by such event.

15.3      Settlement of Industrial Disturbances
          Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situations and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

                            ARTICLE 16 - ARBITRATION

All disputes arising between any Buyer or Buyers, on the one hand, and Seller, on the other hand, relating to this Contract or the interpretation or performance hereof shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the parties concerned. The award rendered by the arbitrators shall be final and binding upon the parties concerned.

                          ARTICLE 17 - APPLICABLE LAW

This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods and the Convention on the Limitation Period in the International Sale of Goods shall not apply to this Contract and the respective rights and obligations of the parties hereunder.

              ARTICLE 18 - BUYERS' COORDINATOR AND REPRESENTATIVE

Buyers will from time to time designate a Buyers' Coordinator and a Buyers' Representative to act on behalf of each Buyer in performing the following:

A. Coordination among each of the Buyers, and between Seller and Buyer or Buyers, and the handling of communications between Seller and Buyer or Buyers in connection with performance of this Contract, in particular the exercise of Allowances pursuant to Section 7.3(d); and

B. Implementation of various operations of each Buyer or of Buyers which are necessary in connection with purchasing and receiving of LNG hereunder.

Buyers shall notify Seller the name and address of the entities to act as Buyers' Coordinator and Buyers' Representative and shall specify the duties to be performed by each such entity. Buyers have notified Seller that Japan Indonesia LNG Co., Ltd. is presently acting as Buyers' Coordinator, and that P.T. Jasa Enersi Pratama Nusantara is presently acting as Buyers' Representative.

Seller shall be entitled to accept and rely upon any communication received from Buyers' Coordinator or Buyers' Representative as if received directly from one or more of Buyers, and to give communications to Buyers' Coordinator or Buyers' Representative with the same effect as if given directly to a Buyer or Buyers. No act of, or authorization to, Buyers' Coordinator or Buyers' Representative shall relieve any Buyer from performance of any obligation or payment of any liability of such Buyer hereunder, each Buyer remaining primarily liable therefor at all times.

                          ARTICLE 19 - CONFIDENTIALITY

No party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such party in connection with the performance of this Contract without the prior agreement of the party or parties to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, or information or documents, which:

          (i) have fallen into the public domain otherwise than through the act or failure to act of the party that has obtained them; or

          (ii)    are communicated to:

                  (A) any of Seller's Suppliers, or any Affiliate (as defined below), with the obligation of the receiving person to maintain confidentiality;

                  (B) persons participating in the implementation of this project, such as Buyers' Transporter, Buyers' Coordinator, Buyers' Representative, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; or

                  (C) any governmental agency of the Republic of Indonesia or Japan, or having jurisdiction over any of Seller's Suppliers or any Affiliate or Buyers' Transporter, provided that such agency has authority to require such disclosure, and that such disclosure is made in accordance with that authority.

As used before, the term "Affiliate" means a company that controls, is controlled by, or is under common control with, a party to this Contract or any of Seller's Suppliers.

                              ARTICLE 20 - NOTICES

All notices and other communications for purposes of this Contract shall be in writing, which shall include transmission by telex, facsimile or telegraph, except that notices given from LNG Tankers at sea may be by radio. Notices and communications shall be directed as follows:

          A.      To Seller at the following mail address :

                  PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS
                  BUMI NEGARA (PERTAMINA)
                  Attention : General Manager, Gas Marketing Department
                              P.O. Box 12/JKT
                              Jalan Merdeka Timur No. 1A,
                              Jakarta Pusat, Indonesia


                  And at the following telegraph, telex and facsimile addresses:

                  Telegraph:                           Telex:
                  PERTAMINA                            PERTAMINA
                  JAKARTA, INDONESIA                   44302 or 44152
                  Attention : General Manager,         JAKARTA,
                              Gas Marketing            INDONESIA
                              Department
                                                       Facsimile: 62-21-345-8312



 B. To Buyers at the following mail, telegraph, telex and facsimile addresses :

          CHUBU ELECTRIC POWER CO., INC.
          (Mail and telegraph address)      Attention: Fuels Department
                                            1, Toshin-cho, Higashi-ku,
                                            Nagoya, 461-91 Japan
          (Telex address)                   4444405 CHUDEN J

          (Facsimile address)               81-52-951-6025


          THE KANSAI ELECTRIC POWER CO., INC.
          (Mail and telegraph address)      Attention: LNG Group, Office of
                                            Purchasing 3-22, Nakanoshima
                                            3-chome, Kita-ku, Osaka, 530-70
                                            Japan

          (Telex address)                   5248320 KEPCO J

          (Facsimile address)               81-6-441-0283

          OSAKA GAS CO., LTD.
          (Mail and telegraph address)      Attention: Gas Resources Department
                                            1-2, Hiranomachi 4-chome, Chuo-ku,
                                            Osaka, 541 Japan

          (Telex address)                   5225275DAIGAS J

          (Facsimile address)               81-6-222-2044


          TOHO GAS CO., LTD.
          (Mail and telegraph address)      Attention: Raw Materials Department
                                            19-18, Sakurada-cho, Atsuta-ku,
                                            Nagoya, 456 Japan

          (Telex address)                   4477651 TOHOGS J

          (Facsimile address)               81-52-871-6967


The parties may designate additional addresses for particular communications as required from time to time, and may change any addresses, by notice given thirty (30) days in advance of such additions or changes. Immediately upon receiving communications by telex, facsimile, telegraph or radio, a party shall acknowledge receipt by the same means, and may request a repeat transmittal of the entire communication or confirmation of particular matters. If the sender receives no acknowledgement of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request.

                            ARTICLE 21 - ASSIGNMENT

Neither this Contract nor any rights or obligations hereunder may be assigned by any Buyer without the prior written consent of Seller, or by Seller without the prior written consent of each Buyer. Any request by a Buyer for Seller's consent to an assignment shall be accompanied by the written consent of each other Buyer to the proposed assignment. Any purported assignment without the aforesaid consent or consents shall be null and void.

                            ARTICLE 22 - AMENDMENTS

This Contract may not be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyers.

Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement.

                             ARTICLE 23 - SEVERALTY

This Contract shall be binding upon each Buyer in accordance with its terms. The liabilities of Buyers under this Contract are several and not joint, and each Buyer shall be liable only for performance of the obligations of such Buyer as provided in this Contract.

                      ARTICLE 24 - DETAILS OF PERFORMANCE

Details necessary for performance of this Contract shall be mutually agreed upon by Seller and each Buyer separately or, when necessary and desirable, by Seller and Buyers on a coordinated and mutually agreeable basis.

                               ARTICLE 25 - SCOPE

This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the parties, whether written or oral, prior to the date of the original execution hereof.

Subsequent to the date of original execution of this Contract, various agreements, manuals, procedures and details of performance relating to the interpretation or implementation of the First A/R, or covering matters related thereto, have been agreed between Seller and Buyers ("Ancillary Agreements"). It is agreed that no Ancillary Agreement or portion thereof, to the extent it is in effect and capable of performance, shall be annulled, terminated or revoked by reason of the execution of this Second A/R, except that:

          (i) to the extent that there is any conflict between such Ancillary Agreements and any specific amendment to the Contract incorporated in this Second A/R, such specific amendment shall prevail;

          (ii) the Ancillary Agreements (or identified portions thereof) that were superseded by the First A/R (Section 25(ii)) shall continue to be without effect; and

          (iii)   the 1981 Extension MOA shall be terminated.

                           ARTICLE 26 - COUNTERPARTS

This Second A/R is executed in five (5) identical counterparts, each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Second A/R.

                 ARTICLE 27 - EFFECTIVE DATE AND APPLICABILITY

This Second A/R shall be effective as of the date of execution stated below. Notwithstanding the foregoing sentence, the provisions of the First A/R (except
Article 6) shall continue to apply and shall take precedence over this Second A/R until April 1, 2003.

IN WITNESS WHEREOF, each of the parties has caused this Second A/R to be duly executed and signed by its duly authorized officer as of August 3, 1995.

SELLER :                                 BUYERS :

PERUSAHAAN PERTAMBANGAN                  CHUBU ELECTRIC POWER CO., INC.
MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)

By:    /s/ F. ABDA'OE                    By:    /s/ HIROJI OTA
       -------------------------                -------------------------
Name:      F. Abda'oe                    Name:      Hiroji Ota
       -------------------------                -------------------------
Title: President Director                Title: President and C.E.O.
       -------------------------                -------------------------
                  THE KANSAI ELECTRIC POWER CO.,
                  INC.

                  By:    /s/ YOSHIHISA AKIYAMA
                         -------------------------
                  Name:      Yohishisa Akiyama
                         -------------------------
                  Title: President and Director
                         -------------------------
WITNESSES :
JAPAN INDONESIA LNG CO., LTD.            OSAKA GAS CO., LTD.


By:    /s/ MASUO SHIBATA                 By:    /s/ SHIN-ICHIRO RYOKI
       -------------------------                -------------------------
Name:  Masuo Shibata                     Name:  Shin-ichiro Ryoki
       -------------------------                -------------------------
Title: President and Director            Title: President
       -------------------------                -------------------------

NISSHO IWAI CORPORATION                  TOHO GAS CO., LTD.

By:     /s/ AKIRA NISHIO                 By:    /s/ SADAHIKO SHIMIZU
       -------------------------                -------------------------
Name:   Akira Nishio                     Name:  Sadahiko Shimizu
       -------------------------                -------------------------
Title:  President                        Title: President
       -------------------------                -------------------------

            SIDE LETTER TO SECOND AMENDED AND RESTATED 1981 BADAK
                      LNG SALES CONTRACT August 3, 1995

CHUBU ELECTRIC POWER CO., INC.
THE KANSAI ELECTRIC POWER CO., INC.
OSAKA GAS CO., LTD.
TOHO GAS CO., LTD.

Gentlemen,

This Side Letter relates to the Second Amended and Restated 1981 Badak LNG Sales Contract ("Second A/R") of even date herewith (terms defined therein having the same meanings when used in this Side Letter).

A.       HNS CONVENTION

         The International Maritime Organization is developing an International Convention on Liability and Compensation for Damage in Connection with the Carriage of Hazardous and Noxious Substances by Sea ("HNS Convention"). If it becomes likely that the HNS Convention will apply to shipments of LNG under the Second A/R, then Seller and Buyers shall engage in a process of mutual review and consultation in order to determine how to allocate any payments Seller is required to make under the HNS Convention relating to the Fixed Quantities.

B.       OMNIBUS AGREEMENT AND WAIVER AGREEMENT

         Conditions of Use for Bontang, Selatan LNG Marine Terminal ("Conditions of Use") will be signed by the master of each LNG Tanker before using the Loading Port facilities. The Conditions of Use shall be modified by an Omnibus Agreement between Seller, Seller's Suppliers and Buyers' Transporter (the "Omnibus Agreement") and a Waiver Agreement between Seller, Seller's Suppliers, Buyers' Transporter and Buyers (the "Waiver Agreement") which (subject to the paragraph below) are in the same form and substance as hitherto executed in connection with the use of the Loading Port by other LNG vessels. If Seller and Buyers agree to modify the existing Omnibus Agreement, Seller shall sign and cause Seller's Suppliers to sign such modified Omnibus Agreement and Buyers shall cause Buyers' Transporter to sign such modified Omnibus Agreement. In addition, if Seller and Buyers agree to modify the existing Waiver Agreement, Seller shall sign and cause Seller's Suppliers to sign such modified Waiver Agreement and Buyers shall sign and cause Buyers' Transporter to sign such modified Waiver Agreement.

         Seller believes that changing circumstances and increasing values at the Badak Facility necessitate making changes to the Omnibus Agreement regarding the required protection and indemnity insurance coverage in respect of the LNG Tankers ("P&I Cover"). Seller and Buyers shall therefore engage as soon as possible in a process of mutual review and consultation in order to determine whether the P&I Cover should be increased to U.S.$300,000,000, as proposed by Seller.

C.       DEFINITION OF BUSINESS DAY IN JAPAN

         Seller and Buyers have not reached a conclusion regarding whether December 31 should be considered a Business Day in Japan. Buyers are not able to make payment to Seller on December 31 through a bank in Japan since December 31 is, by Japanese Government order, a non-banking day in Japan. However, Seller believes the treatment of December 31 as a non-business day would cause Seller to incur substantial financial losses and is not justified by the difficulties faced by Buyers.

         Seller and Buyers are willing to engage in a process of mutual review and consultation on the exclusion of December 31 as a Business Day in Japan in the context of considering such a change for all of Seller's sales contracts with Japanese buyers.

D.       PRICE TRANSITION

         With regard to the transition from the price under the First A/R and the Second A/R, Seller and Buyers have agreed to the following:

         (i)     The provisions regarding Contract Sales Price set forth in
                 Article 8 of the First A/R shall apply to each Buyer individually until such Buyer's Fixed Quantities under the First A/R are sold and delivered ("FQ Cut-Off Point"). For the purpose of determining the FQ Cut-Off Point for each Buyer, any outstanding Quantity Deficiency, Force Majeure Deficiency and Allowance shall be added to the Fixed Quantities delivered under the First A/R.

         (ii) During the period from January 1, 2000 until the FQ Cut-Off Point, the Floor Price (as defined in the First A/R) shall apply and shall be calculated as if the Amended and Restated 1973 LNG Sales Contract dated January 1, 1990 were still in effect.

         (iii)   The provisions regarding Contract Sales Price set forth in
                 Article 8 of the Second A/R shall apply individually to the Fixed Quantities of each Buyer sold and delivered after such Buyer's FQ Cut-Off Point and to all Make-Up LNG, Make-Good LNG and Restoration Quantities delivered after such FQ Cut-Off Point.

         (iv) Seller and Buyers recognize the possibility that the application of the above may result in cargo deliveries which contain quantities at the First A/R Contract Sales Price and quantities at the Second A/R Contract Sales Price.

         (v) Seller and Buyers shall agree such implementation procedures as may be required to give effect to the above.

E.       PRICING

         Article 8 of the Second A/R refers to realized export prices (except premiums and except prices for spot sales) of field classifications of Indonesian crude oils being sold and exported. The parties acknowledge that as of the effective date of the Second A/R, the Indonesian Crude Price (ICP) system establishes such realized export prices.

         If at any time in the opinion of Seller or Buyers, based on their independent studies, the prices of the field classifications used by Seller to determine "A" in the formula in Section 8.2(a) are materially different from the realized export prices, such party shall so notify the other stating the basis for such opinion, and the parties shall consult promptly and jointly review the matter with a view to determining whether such difference exists and, if so, to establishing an alternative basis, to be adopted by Seller, for determining (for the purposes of the Second A/R) such realized export prices (except premiums and except prices for spot sales).

         In such event the parties shall continue to administer and perform the provisions of the Second A/R, and to determine the Contract Sales Price and submit and pay invoices, on the basis provided for in the Second A/R, until the parties shall have completed such joint review.

         If, upon completion of such joint review, it is determined that such difference exists, then Seller shall promptly take all measures to ensure proper administration of the Second A/R at all times, including any necessary recalculation of the Contract Sales Price.

F.       EXCESS CAPACITY

         Seller confirms that it places great importance on the mutual trust and cooperation that exists with Buyers, and that no changes effected by the said amendment and restatement are intended to adversely effect the relationship between the parties. Seller also fully appreciates the marketing opportunities for the excess capacity of its LNG facilities provided by Buyers and will continue to pursue such opportunities in the future.

         It is Seller's policy to retain the right to dispose of the excess capacity of its LNG facilities to such purchasers and upon such terms as it may elect. Seller is therefore unable to grant any general reservations of its excess capacity.

         However, in view of the long term business relationship between Seller and Buyers, Seller agrees that once a Buyer offers in writing to purchase a specified quantity of LNG on terms to be agreed, then and to the extent Seller determines that it has excess LNG production capacity and (if applicable) shipping capacity available, then Seller will give preferential consideration to such offer over future offers from other potential purchasers for a reasonable period while good faith negotiations are being conducted with such Buyer.

G.       SIDE LETTER TO BADAK LNG SALES CONTRACT

         With regard to the Amended and Restated Side Letter to Badak LNG Sales Contract, dated January 1, 1990, between Seller and Buyers (a copy of which is attached hereto), it is hereby agreed that such Side Letter shall continue in full and force effect and shall apply mutatis mutandis to the Second A/R.

This Side Letter shall be effective as of the date of execution, except the provisions of paragraphs E, F and G above shall be effective as of and from April 1, 2003. This Side Letter supersedes as of April 1, 2003 any prior written instrument between the parties with respect to the subjects herein mentioned .


                                         Very truly yours,

                                         PERUSAHAAN PERTAMBANGAN
                                         MINYAK DAN GAS BUMI
                                         NEGARA (PERTAMINA)

                                         By:    /s/ F. ABDA'OE
                                                -----------------------------
                                                Name: F. Abda'oe
                                                      -----------------------
                                                Title: President and Director
                                                      -----------------------
AGREED AND ACCEPTED

CHUBU ELECTRIC POWER CO., INC.           THE KANSAI ELECTRIC POWER CO., INC.

By:    /s/ HIROJI OTA                    By:    /s/ YOSHIHISA AKIYAMA
       -------------------------                -----------------------------
       Name:  Niroji Ota                        Name: Yoshihisa Akiyama
              -------------------------               -----------------------
       Title: President and C.E.O.              Title: President and Director
              -------------------------               -----------------------



OSAKA GAS CO., LTD.                      TOHO GAS CO., LTD.

By:    /s/ SHIN-ICHIRO RYOKI             By:    /s/ SADAHIKO SHIMIZU
       -------------------------                -------------------------
       Name:  Shin-ichiro Ryoki                 Name:  Sadahiko Shimzu
              -------------------------                -------------------------
       Title: President                         Title: President
              -------------------------                -------------------------

                   SECOND AMENDED AND RESTATED 1981 BADAK LNG
                                 SALES CONTRACT


The following describes Schedule A to the Second Amended and Restated 1981 LNG Sales Contract, which is omitted herein, but will be furnished upon request:

Schedule A - Testing and Methods

         Part I - BTU Quantity Determination (setting forth a table of physical constants and the formulae for LNG density determination, gross heating value calculation and total BTU's delivered calculation)

                 Table I - Example of LNG Density Calculation

                 Table II - Molar Volumes of Individual Components

                 Table III - Correction C for Volume Reduction of Mixture

                 Table IV - Example of Gross Heating Value Calculation

         Part II - Quality Determinations

         Part III - Maximum Permissible Tolerances

         Part IV - Rounding

In addition, Side Letter and Exhibit A thereto, dated January 1, 1990 (regarding certain transportation matters), and Side Letters, dated August 3, 1995 (regarding deliverability of LNG from the Badak Facility and LNG Tankers), to the Second Amended and Restated 1981 Badak LNG Sales Contract.